DATE:	January 28, 2004	CONTACTS:	Roseanne Koberle (media) 732-938-1112 or Kevin Connelly (media) 732-938-1031 or Dennis Puma (investors) 732-938-1229

NEW JERSEY RESOURCES ANNOUNCES
IMPROVED FISCAL 2004 FIRST-QUARTER EARNINGS

•	NJR’s first-quarter 2004 earnings increase 3.5 percent over last year
•	NJR reports first-quarter 2004 earnings of $.89 basic and $.87 diluted per share
•	NJR Energy Services earns $5.3 million in the first quarter versus $3.9 million last year

WALL, N.J. – New Jersey Resources (NYSE: NJR), parent company of New Jersey Natural Gas (NJNG), today announced improved fiscal 2004 first-quarter earnings of $.89 per share, a 3.5 percent increase compared with last year.

“We are pleased with our financial performance for the first quarter of 2004, which puts us on the path toward our 13th consecutive year of earnings growth,” said Laurence M. Downes, chairman and CEO of NJR. “Once again, our growing customer base at NJNG and continued strong growth in our successful unregulated wholesale energy services business have continued to support our track record of consistent financial results. Our primary mission remains providing the safe and reliable service our customers expect, while meeting the needs of all our stakeholders,” Mr. Downes said.

NJNG, a regulated utility, serves nearly 447,000 customers in New Jersey. NJR’s unregulated wholesale energy services subsidiary, NJR Energy Services (NJRES), serves wholesale customers from the Gulf Coast to New England and Canada. NJR’s other major unregulated operating subsidiary, NJR Home Services (NJRHS), offers heating, air conditioning and appliance services to customers in NJNG’s service area.

Consolidated Financial Results

For the three months ended December 31, 2003, NJR earned $24.4 million, or $.89 per basic share, compared with $23.3 million, or $.86 per basic share last year, an increase of 3.5 percent. Diluted earnings were $.87 per share compared with $.85 last year, an increase of 2.4 percent. NJR attributed its strong financial performance to expanded market opportunities at NJRES, while continued customer growth and lower interest costs at NJNG substantially offset the impact of weather that was 10.1 percent warmer than last year.

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NEW JERSEY RESOURCES ANNOUNCES IMPROVED FISCAL 2004
FIRST-QUARTER EARNINGS

Business Segment Highlights

New Jersey Natural Gas
NJNG earned $19.1 million in the first quarter of fiscal 2004, compared with $19.5 million during the same period last year. The decrease was primarily due to warmer weather that was substantially offset by profitable customer growth and lower interest expense. NJNG’s gross margin decreased 1 percent in the first quarter to $61.2 million, due primarily to the impact of warmer weather partially offset by customer growth.

In the first quarter, NJNG added approximately .5 billion cubic feet (Bcf) of new throughput, which is expected to generate about $1.5 million in annual gross margin. NJNG anticipates continuing to maintain an annual customer growth rate of about 2.5 percent in fiscal 2004, adding approximately 2.2 Bcf of firm sales, which represents about $6.3 million of annual gross margin. About 35 percent of those new customers are expected to convert from other fuels.

Weather for the quarter was 2.3 percent warmer than normal and 10.1 percent warmer than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s recently updated weather-normalization clause (WNC). The WNC is designed to smooth out year-to-year fluctuations that may result from changing weather patterns on both NJNG’s gross margin and customers’ bills. NJNG accrued $1.3 million of gross margin through the WNC for future collection from customers due to warmer-than-normal weather.

Gross margin from off-system and capacity management programs increased to $1.5 million for the three months ended December 31, 2003, compared with $1.2 million last year. The increase was due primarily to additional capacity restructuring credits. NJNG shares the gross margin earned from off-system sales and capacity management programs with customers and shareowners according to a margin-sharing formula in effect through October 2006. During the quarter, customers saved approximately $6.8 million in natural gas costs through NJNG’s off-system sales and capacity management programs. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $212 million on their natural gas bills, or approximately 5 percent annually.

Gross margin is defined as natural gas revenues less natural gas purchases, sales tax, a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income, and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the New Jersey Board of Public Utilities-approved prices in NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs that exceed the level reflected in the company’s base rates. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis.

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NEW JERSEY RESOURCES ANNOUNCES IMPROVED FISCAL 2004
FIRST-QUARTER EARNINGS

NJNG’s operation and maintenance expenses for the three months ended December 31, 2003, were $19.3 million, compared with $18.7 million for the same period last year. The 3.2 percent increase was due primarily to higher labor costs. NJNG’s net interest charges decreased $406,000, or 12 percent, to $3 million through December 31, 2003, due primarily to lower interest rates, which more than offset higher average debt balances.

NJR Energy Services
NJRES earned $5.3 million during the quarter, compared with $3.9 million for the same period last year, reflecting primarily higher gross margin from the utilization of additional storage assets. NJRES’ portfolio of transportation and storage assets, which is substantially hedged, has been tailored to provide opportunities to increase gross margin in volatile wholesale natural gas markets. Natural gas sold or managed by NJRES decreased to 74.6 Bcf for the quarter, compared with 101.8 Bcf last year due primarily to the impact of warmer weather.

NJRHS and Other
This business segment consists of NJRHS, which provides service, sales and installation of appliances to over 135,000 customers, Commercial Realty & Resources Corp., which develops commercial real estate, and NJR Energy, which consists primarily of a 3.2 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the quarter were $40,000 compared with a loss of $71,000 last year, due primarily to better results at Iroquois.

Forward-Looking Statements
This news release contains estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from our expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, environmental matters, litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s annual report on Form 10-K filed on December 15, 2003. NJR’s Form 10-K is available at www.sec.gov.

NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Webcast Information

NJR will host a live webcast to discuss the quarter’s financial results today at 2:30 p.m. EST. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.

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NEW JERSEY RESOURCES ANNOUNCES IMPROVED FISCAL 2004
FIRST-QUARTER EARNINGS

About New Jersey Resources

New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving nearly 447,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is an emerging leader in the unregulated energy services market, providing outstanding customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers expert heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated current and former employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. More information on NJR can be found on our Web site at njliving.com.

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Thousands, except per share data)	2003	2002	2003	2002

Operating Revenues	$643,454	$668,779	$2,519,054	$2,104,452
Net Income	$24,378	$23,323	$66,467	$60,486
Earnings Per Common Share
Basic	$.89	$.86	$2.45	$2.25
Diluted	$.87	$.85	$2.41	$2.22
Average Shares Outstanding
Basic	27,336	26,983	27,183	26,921
Diluted	27,886	27,325	27,633	27,233

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NEW JERSEY RESOURCES CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (Thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

OPERATING REVENUES	$643,454	$668,779	$2,519,054	$2,104,452

OPERATING EXPENSES
Gas purchases	550,946	580,145	2,209,195	1,828,132
Operation and maintenance	25,022	24,313	102,147	89,955
Regulatory rider expenses	2,630	1,320	5,902	4,240
Depreciation and amortization	8,230	8,081	32,114	31,494
Energy and other taxes	13,971	13,024	47,586	38,738

Total operating expenses	600,799	626,883	2,396,944	1,992,559

OPERATING INCOME	42,655	41,896	122,110	111,893
Other income	972	698	789	4,003
Interest charges, net	3,653	4,329	13,316	16,500

INCOME BEFORE INCOME TAXES	39,974	38,265	109,583	99,396
Income tax provision	15,596	14,942	43,116	38,910

NET INCOME	$24,378	$23,323	$66,467	$60,486

EARNINGS PER COMMON SHARE
BASIC	$0.89	$0.86	$2.45	$2.25
DILUTED	$0.87	$0.85	$2.41	$2.22

DIVIDENDS PER COMMON SHARE	$0.325	$0.31	$1.255	$1.21

AVERAGE SHARES OUTSTANDING
BASIC	27,336	26,983	27,183	26,921
DILUTED	27,886	27,325	27,633	27,233

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Thousands, except per share data)	2003	2002	2003	2002

Operating Revenues
New Jersey Natural Gas	$252,234	$226,084	$786,028	$780,677
NJR Energy Services	385,498	438,812	1,712,951	1,305,341
NJR Home Services & Other	5,745	4,999	22,673	19,617

Sub-total	643,477	669,895	2,521,652	2,105,635

Intercompany Eliminations	(23)	(1,116)	(2,598)	(1,183)

Total	$643,454	$668,779	$2,519,054	$2,104,452

Operating Income
New Jersey Natural Gas	$33,090	$34,798	$95,700	$93,683
NJR Energy Services	9,193	6,920	21,727	14,825
NJR Home Services & Other	372	178	4,683	3,385

Total	$42,655	$41,896	$122,110	$111,893

Net Income
New Jersey Natural Gas	$19,065	$19,523	$52,519	$50,790
NJR Energy Services	5,273	3,871	12,812	8,118
NJR Home Services & Other	40	(71)	1,136	1,578

Total	$24,378	$23,323	$66,467	$60,486

Throughput (Bcf)
NJNG, Core Customers	20.0	21.8	73.1	66.3
NJNG, Off System/Capacity Management	13.5	14.0	35.3	84.3
NJRES Fuel Mgmt. and Wholesale Sales	74.6	101.8	284.1	373.5

Total	108.1	137.6	392.5	524.1

Common Stock Data
Yield at December 31	3.4%	3.9%	3.4%	3.9%
Market Price
High	$39.54	$33.60	$39.54	$33.60
Low	$35.76	$29.52	$30.01	$24.35
Close at December 31	$38.51	$31.59	$38.51	$31.59
Shares Out. at December 31	27,392	27,041	27,392	27,041
Market Cap. at December 31	$1,054,866	$854,225	$1,054,866	$854,225

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Thousands, except customer & weather data)	2003	2002	2003	2002

Operating Revenues
Residential	$141,734	$123,467	$451,901	$366,788
Commercial, Industrial & Other	33,891	31,351	102,127	90,982
Firm Transportation	8,365	9,386	33,661	27,142

Sub-Total	183,990	164,204	587,689	484,912
Interruptible	1,726	1,561	8,571	13,284

Total System Revenues	185,716	165,765	596,260	498,196

Off System	66,518	60,319	189,768	282,481

TOTAL REVENUES	$252,234	$226,084	$786,028	$780,677

Gross Margin and Operating Income
Residential	$43,972	$44,479	$146,502	$141,504
Commercial, Industrial & Other	8,314	8,428	27,820	26,837
Firm Transportation	7,092	7,812	29,346	23,860

Sub-Total	59,378	60,719	203,668	192,201
Interruptible	278	144	805	606

Total System Margin	59,656	60,863	204,473	192,807

Off System/Capacity Management/FRM	1,546	1,218	5,750	4,291

TOTAL GROSS MARGIN	61,202	62,081	210,223	197,098

Operation and maintenance expense	19,337	18,730	80,570	70,173
Depreciation and amortization	8,063	7,882	31,373	30,690
Other taxes not reflected in gross margin	712	671	2,580	2,552

OPERATING INCOME	$33,090	$34,798	$95,700	$93,683

Throughput (Bcf)
Residential	13.1	13.8	46.2	38.9
Commercial, Industrial & Other	3.0	3.3	9.9	9.1
Firm Transportation	2.6	3.0	10.0	7.9

Sub-Total	18.7	20.1	66.1	55.9
Interruptible	1.3	1.7	7.0	10.4

Total System Throughput	20.0	21.8	73.1	66.3

Off System/Capacity Management	13.5	14.0	35.3	84.3

TOTAL THROUGHPUT	33.5	35.8	108.4	150.6

Customers
Residential	402,624	387,009	402,624	387,009
Commercial, Industrial & Other	27,319	25,750	27,319	25,750
Firm Transportation	16,843	24,496	16,843	24,496

Sub-Total	446,786	437,255	446,786	437,255
Interruptible	50	52	50	52

Total System Customers	446,836	437,307	446,836	437,307

Off System/Capacity Management	41	42	41	42

TOTAL CUSTOMERS	446,877	437,349	446,877	437,349

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Thousands, except customer & weather data)	2003	2002	2003	2002

Degree Days
Actual	1,624	1,807	5,171	4,444
Normal	1,663	1,648	4,753	4,776

Percent of Normal	97.7%	109.6%	108.8%	93.0%

NJR ENERGY SERVICES

Revenues	$385,498	$438,812	$1,712,951	$1,305,341

Operating Income	$9,193	$6,920	$21,727	$14,825

Net Income	$5,273	$3,871	$12,812	$8,118

Gas Sold and Managed (Bcf)	74.6	101.8	284.1	373.5

NJR HOME SERVICES & OTHER

Revenues	$5,745	$4,999	$22,673	$19,617

Operating Income	$372	$178	$4,683	$3,385

Net Income	$40	($71)	$1,136	$1,578

Total Customers at December 31	135,229	129,745	135,229	129,745

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